AFC Gamma Announces Changes to Composition of Board of Directors Following Planned Spin-Off of Commercial Real Estate Portfolio
WEST PALM BEACH, FL, May 20, 2024 – AFC Gamma, Inc. (NASDAQ: AFCG) (“AFC Gamma”) today announced the anticipated composition of the Boards of Directors for each of AFC Gamma and Sunrise Realty Trust, Inc. (“SUNS”) following the spin-off of AFC Gamma’s commercial real estate portfolio, which is currently held in its wholly-owned subsidiary, SUNS (the “Spin-Off”). The Spin-Off is expected to be completed in mid-2024, at which time SUNS will operate as a separate company that intends to elect REIT status and trade on the Nasdaq exchange.
Jodi Hanson Bond and Jim Fagan have resigned from the AFC Gamma Board of Directors, effective upon completion of the Spin-Off, and we anticipate that they will then be appointed to the SUNS Board of Directors at such time. Additionally, we anticipate that Alexander Frank will also be appointed to the SUNS Board of Directors at such time, however he will remain a member of the AFC Gamma Board of Directors.
Post spin-off, we anticipate the composition of the AFC Gamma and SUNS Boards of Directors will be as follows:

AFC Gamma, Inc.:
Leonard Tannenbaum, Executive Chairman and Chief Investment Officer of AFC Gamma
Thomas Harrison, Lead Independent Director
Alexander Frank, Independent, Chair of Audit & Valuation Committee
Robert Levy, Independent
Marnie Sudnow, Independent

Sunrise Realty Trust, Inc.:
Leonard Tannenbaum, Executive Chairman of SUNS
Brian Sedrish, Chief Executive Officer of SUNS
Alexander Frank, Lead Independent Director, Chair of Audit & Valuation Committee
Jodi Hanson Bond, Independent
Jim Fagan, Independent
About AFC Gamma, Inc.
AFC Gamma, Inc. (NASDAQ:AFCG) is a publicly-traded, institutional lender that originates, structures and underwrites loans secured by commercial real estate and other types of financing solutions. AFC Gamma targets direct lending and bridge loan opportunities typically ranging from $10 million to $100 million across multiple real estate sectors, with a specialization in lending to state-law compliant cannabis operators. It is based in West Palm Beach, Florida.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company’s current views and projections with respect to, among other things, future events and financial performance.  All statements other than historical facts, are forward-looking statements. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results.  Certain factors, risks and uncertainties discussed under the caption “Risk Factors” and elsewhere in AFC Gamma’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings, could cause actual results and performance to differ materially from those projected in these forward-looking statements.
Investor Relations
AFC GAMMA, INC. INVESTOR CONTACT:
Robyn Tannenbaum
(561) 510-2293
ir@afcgamma.com
www.afcgamma.com

AFC GAMMA, INC. MEDIA CONTACT:
Profile Advisors
Rich Myers and Rachel Goun
(347) 343-2999
afcgamma@profileadvisors.com